SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CRESTAR FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

CRESTAR FINANCIAL CORPORATION
919 East Main Street
P.O. Box 26665
Richmond, VA 23261-6665


                        [CRESTAR LOGO]

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
          FRIDAY, APRIL 26, 1996, 10:00 A.M.
          4TH FLOOR AUDITORIUM, CRESTAR CENTER
          919 EAST MAIN STREET, RICHMOND, VIRGINIA

          Dear Crestar Shareholder:

          You are cordially invited to attend our 1996 Annual Meeting of Shareholders of Crestar Financial
          Corporation (the "Corporation"), which will be held at the time and place noted above. The business purpose of the meeting is:

               1. To elect six Class III directors for a three-year
                  term.

               2. To approve the Directors' Equity Program.

               3. To ratify the appointment of KPMG Peat Marwick LLP
                  as the Corporation's independent auditors for 1996.

               4. To transact any other business properly brought
                  before the meeting.

          As in past years, the meeting will include a report on the state of the Corporation, and there will be an opportunity for comments and questions from shareholders.
          Shareholders of record at the close of business on March 1, 1996, will be entitled to vote at the meeting. Whether or not you plan to attend the meeting in person, it's important that your Crestar shares be represented and voted. Accordingly, after you review the enclosed proxy material, I encourage you to COMPLETE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IT AS SOON AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE. You are free to revoke or change your proxy later, or vote in person at the meeting.

          Admission to the Annual Meeting will be limited to persons who are listed on the Corporation's records as shareholders as of March 1, 1996, or who bring a statement from a broker, bank or other institution indicating their beneficial ownership as of that date.

          1995 was an excellent year for Crestar. Our objective is to continue to provide a superior return to our shareholders by providing exceptional performance for each and every customer.

          Sincerely,

          /s/ Richard G. Tilghman

          Richard G. Tilghman
          Chairman and
          Chief Executive Officer

          March 21, 1996

                               TABLE OF CONTENTS
PROXY STATEMENT

General Information..........................................................    1
Principal Holders of Crestar Stock...........................................    2
(x) 1. Election of Directors and Director Nominees...........................    2
Your Board of Directors......................................................    3
Board of Directors and Committees............................................    7
Director Compensation........................................................    8
Stock Ownership of Management................................................    9
Indebtedness and Other Transactions..........................................   10
Compliance with Section 16(a) of the Securities Exchange Act of 1934.........   10
(x) 2. Approval of Directors' Equity Program.................................   11
Human Resources and Compensation Committee
  Report on Executive Compensation...........................................   15
Compensation Committee Interlocks and Insider Participation..................   19
Performance Graph............................................................   20
Compensation of Executive Officers...........................................   21
Termination of Employment and Change-in-Control Agreements...................   23
(x) 3. Ratification of Appointment of Independent Auditors...................   24
(x) 4. Other Business........................................................   24
1997 Shareholder Proposals and Director Nominees.............................   25
Annual Report and Form 10-K..................................................   25
(x) Denotes items on the agenda for the Annual Meeting

PROXY STATEMENT

Crestar Financial Corporation
919 East Main Street
P. O. Box 26665
Richmond, VA 23261-6665

Annual Meeting of Shareholders
April 26, 1996

GENERAL INFORMATION

The following information is being furnished in connection with the Annual Meeting of Shareholders of Crestar Financial Corporation (the "Corporation"). It is anticipated that this Proxy Statement and the enclosed form of proxy will be first sent to shareholders on March 21, 1996.

Only holders of Common Stock of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof. On that date, there were 43,005,380 shares outstanding. Each share is entitled to one vote on all matters to come before the meeting. The presence at the meeting, either in person or by proxy, of a majority of the shares outstanding will constitute a quorum. Attendance at the Annual Meeting will be limited to persons who are determined to be shareholders as of the record date.

The enclosed proxy for the Annual Meeting is being solicited by your Board of Directors of the Corporation and is revocable at any time before it is exercised. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxies. The cost of this solicitation will be borne by the Corporation. In addition to the use of the mail, employees may solicit proxies by telephone, fax or electronic mail, or in person. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse parties for their reasonable expenses in forwarding proxy material to beneficial owners. The Corporation has engaged D.F. King & Co., Inc. to assist in proxy solicitation for a fee of $12,000 plus out-of-pocket expenses.

Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. The vote required on matters to be considered is disclosed under the caption for such matters. Votes that are withheld and broker shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of directors or on other matters.

Virginia law prohibits Crestar Bank from voting shares for which it has sole voting power. Shares of which Crestar Bank has shared voting power can be voted by the person with whom it shares such power. Pursuant to Virginia law, a co-fiduciary has been appointed for all of the shares held by Crestar Bank with sole power to vote in order that such shares may be voted at the Annual Meeting.

PRINCIPAL HOLDERS OF CRESTAR STOCK

Based on company records and filings with the Securities and Exchange Commission, the Corporation is not aware of any persons who are beneficial owners of 5% or more of the Corporation's Common Stock, except as listed below:

                                          AMOUNT AND
                                            NATURE
  NAME AND ADDRESS OF BENEFICIAL        OF BENEFICIAL
               OWNER                      OWNERSHIP         PERCENT OF CLASS
Crestar Bank as Trustee for Crestar
  Employees' Thrift and Profit
  Sharing Plan                         3,355,933 shares(1)         7.8%
  919 East Main Street
     Richmond, VA 23219
Delaware Management Holdings, Inc.     2,628,424 shares(2)         6.1%
  One Commerce Square
     Philadelphia, PA 19103

(1) Shares are held on behalf of Plan participants. Crestar Bank has no voting rights or any investment or dispositive power with respect to the shares. Plan information is as of December 31, 1995.

(2) Shares attributed to Delaware Management Holdings, Inc. include shares held by Delaware Management Company, Inc., a mutual fund manager. Delaware Management Holdings, Inc. reports that it has sole voting power with respect to 196,146 shares; shared voting power with respect to 2,330 shares; sole dispositive power for 2,514,824 shares; and shared dispositive power for 113,600 shares. Delaware Management Holdings, Inc. information is as of December 31, 1995 and was obtained from a Schedule 13G filed by Delaware Management Holdings, Inc.

1. ELECTION OF DIRECTORS
(X) YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

DIRECTOR NOMINEES

The Board of Directors is divided into three classes (Class I, Class II and Class III), with each class elected at successive Annual Meetings. The term of office for all Class III directors expires at this Annual Meeting. The following individuals have been nominated by the Board to stand for election as Class III directors for a three-year term expiring in 1999: Charles R. Longsworth, Paul D. Miller, Frank S. Royal, Richard G. Tilghman, L. Dudley Walker and Karen Hastie Williams. All of the candidates presently serve on the Board and were previously elected by shareholders with the exception of Admiral Miller (Ret.), who was elected by the Board last June.

(Bullet) It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the election of each of the six named nominees unless authorization is withheld.

(Bullet) Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the Board may reduce its size or nominate an alternative candidate for whom the proxies will be voted.

(Bullet) The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors.

Richard M. Bagley, a Class III director, is retiring from the Board when his term expires in April. The Corporation gratefully acknowledges Mr. Bagley's more than 15 years of service on the Board.

YOUR BOARD OF DIRECTORS

The name, age, principal occupation and recent business experience of each nominee and director are outlined below. The descriptions also include the length of service as a director of the Corporation, service on committees of the Board, and any other public company directorships. All directors also serve as directors of Crestar Bank, the Corporation's principal banking subsidiary.

                        NOMINEES -- CLASS III DIRECTORS
                            (Term Expiring in 1999)

(PHOTO HERE)          CHARLES R. LONGSWORTH, 66, is Chairman Emeritus of The Colonial Williamsburg Foundation
                      (educational museum, hotels, restaurants), Williamsburg, Virginia. Mr. Longsworth was
                      President and Chief Executive Officer of the Foundation until November, 1992, and assumed the post of Chairman in November, 1991. He served as Chairman until November, 1994, when he was named Chairman Emeritus. Mr. Longsworth is a director of Houghton Mifflin, Inc.,
                      Flight Safety International, Inc., Caliber System, Inc., Saul Centers, Inc., and The
                      Virginia Eastern Shore Corporation. He is also Chairman of the Board of Trustees of
                      Amherst College and a director of Public Radio International. Mr. Longsworth was elected a director of the Corporation in 1986 and is Chairman of the Human Resources and
                      Compensation Committee. He also serves on the Executive Committee.

(PHOTO HERE)          PAUL D. MILLER, 54, is President and Chief Executive Officer of Sperry Marine, Inc.
                      (manufacturer of marine navigation and control systems), Charlottesville, Virginia.
                      Admiral Miller (Ret.) joined Sperry Marine in November, 1994, as President and Chief
                      Operating Officer after completing 30 years of service in the U.S. Navy; he became Chief
                      Executive Officer of Sperry Marine in November, 1995. From January, 1991 until July,
                      1992, Admiral Miller was Commander-in-Chief of the United States Atlantic Fleet, and from
                      July, 1992 until his retirement from the Navy, Admiral Miller was Commander-in-Chief of the U.S. Atlantic Command and NATO's Supreme Allied Commander Atlantic. Admiral Miller
                      was elected a director of the Corporation in June, 1995 and serves on the Audit
                      Committee. He also serves on the Foundation Board of Trustees for the University of
                      Virginia McIntire School of Commerce; the Dean's Advisory Council for the School of
                      Engineering and Applied Science of the University of Virginia; and the Educational
                      Foundation Board of Directors for Piedmont Virginia Community College.

(PHOTO HERE)          FRANK S. ROYAL, 56, is President and member of Frank S. Royal, M.D., P.C. (family medicine), Richmond, Virginia. He has been a practicing physician since 1969. Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA, Inc., CSX Corporation, and
                      Dominion Resources, Inc. He is also Chairman of the boards of Meharry Medical College,
                      Virginia Union University and the YMCA of Greater Richmond and is a director of The
                      Virginia Biotechnology Research Park. Dr. Royal has been a director of the Corporation since 1979 and is a member of the Executive Committee.

                                       3

(PHOTO HERE)          RICHARD G. TILGHMAN, 55, is Chairman and Chief Executive Officer of the Corporation and
                      Crestar Bank. He has been Chairman since April, 1986 and Chief Executive Officer since
                      September, 1985. Mr. Tilghman was also President of the Corporation and Crestar Bank from
                      September, 1985 until October, 1988. He is a director of Chesapeake Corporation and a trustee of The Colonial Williamsburg Foundation and the Virginia Museum of Fine Arts. Mr.
                      Tilghman has been a director of the Corporation since 1984 and serves as Chairman of the
                      Executive Committee.

(PHOTO HERE)          L. DUDLEY WALKER, 65, is Chairman of Bassett-Walker, Inc. (textile and apparel manufacturer), Martinsville, Virginia. Prior to July, 1987, Mr. Walker was also President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is a director of VF
                      Corporation and Hooker Furniture Corporation. He became a director of the Corporation in
                      1982 and serves on the Audit Committee.

(PHOTO HERE)          KAREN HASTIE WILLIAMS, 51, is a partner in the Crowell & Moring law firm, Washington,
                      D.C. Ms. Williams is a director of Federal National Mortgage Association, Washington Gas
                      Light Company, Continental Airlines, Inc., and SunAmerica, Inc. She also serves as a trustee of the NAACP Legal Defense Fund, Inc., Executive Committee Chair of the Black
                      Student Fund and Chair of The Greater Washington Research Center. Ms. Williams was
                      elected a director of the Corporation in 1987 and serves on the Human Resources and
                      Compensation Committee.

                               CLASS I DIRECTORS
                            (Term Expiring in 1997)

(PHOTO HERE)          J. CARTER FOX, 56, is Chairman and Chief Executive Officer of Chesapeake Corporation
                      (packaging, paper and forest products manufacturer), Richmond, Virginia. Mr. Fox is a director of Chesapeake Corporation and assumed the post of Chairman in April, 1994. He was President of Chesapeake Corporation until February, 1995. Mr. Fox is also a member of the board of Virginia Union University. He was elected a director of the Corporation in
                      1985 and serves on the Executive Committee.

(PHOTO HERE)          GENE A. JAMES, 64, is President and Chief Executive Officer of Southern States
                      Cooperative, Inc. (farm supply cooperative), Richmond, Virginia. He is also a director of
                      C.F. Industries, Inc. and the Virginia Tech Foundation. Mr. James became a director of the Corporation in 1987 and serves on the Human Resources and Compensation Committee.

                                       4

(PHOTO HERE)          H. GORDON LEGGETT, JR., 63, is Executive Vice President of and internal consultant to
                      Leggett Stores (department store chain), Lynchburg, Virginia. From March, 1990 until
                      April, 1995, he was also Secretary of the company. Mr. Leggett has been a director of the
                      Corporation since 1984 and serves on the Human Resources and Compensation Committee. He also is on the boards of Leggett Stores, Episcopal High School, Centra Health Foundation
                      and the Greater Lynchburg YMCA.

(PHOTO HERE)          PATRICK J. MAHER, 59, is Chairman and Chief Executive Officer of Washington Gas Light
                      Company (natural gas distributor), Washington, D.C. Mr. Maher was President of the
                      company from October, 1987 until November, 1992. He has been Chief Executive Officer since February, 1992, and Chairman since November, 1992. He is also a director of
                      Washington Gas Light Company. Mr. Maher was elected a director of the Corporation in 1991 and serves as Chairman of the Audit Committee as well as a member of the Executive
                      Committee.

(PHOTO HERE)          GORDON F. RAINEY, JR., 55, is a partner in the law firm of Hunton & Williams, Richmond,
                      Virginia. Mr. Rainey is also Chairman of the Executive Committee of Hunton & Williams, a
                      position that he assumed in April, 1994. He was elected a director of the Corporation in
                      1991 and is a member of the Audit Committee.

                               CLASS II DIRECTORS
                            (Term Expiring in 1998)

(PHOTO HERE)          BONNIE GUITON HILL, 54, is Dean of the McIntire School of Commerce at the University of
                      Virginia, a position she has held since July, 1992. From April, 1991 to June, 1992, Ms.
                      Hill was Secretary of the State and Consumer Services Agency for the State of California.
                      From September, 1990, to March, 1991, Ms. Hill was President and Chief Executive Officer
                      of the Earth Conservation Corps, a privately funded not-for-profit corporation committed to youth conservation work. Ms. Hill serves as a director of Niagara Mohawk Power
                      Corporation, Louisiana-Pacific, Inc., Hershey Foods Corporation, and AK Steel Holding
                      Corporation. She is also a board member of the Center for Excellence in Education and for the National Environmental Education and Training Foundation. Ms. Hill was elected a director of the Corporation in April, 1994 and is a member of the Audit Committee.

                                       5

(PHOTO HERE)          FRANK E. MCCARTHY, 61, is Executive Vice President of the National Automobile Dealers
                      Association, McLean, Virginia. Mr. McCarthy has been a director of the Corporation since
                      1987 and is a member of the Executive Committee.

(PHOTO HERE)          G. GILMER MINOR III, 55, is Chairman, President and Chief Executive Officer of Owens &
                      Minor, Inc. (hospital and medical supply distributor), Richmond, Virginia. Mr. Minor assumed the post of Chairman in May, 1994. He is a director of Owens & Minor, Inc. and
                      Richfood Holdings, Inc. He also is a director of the Virginia Biotechnology Research Park and a trustee of the Virginia Military Institute Foundation and the National Committee
                      for Quality Health Care. He has been a director of the Corporation since 1987 and serves on the Human Resources and Compensation Committee.

(PHOTO HERE)          EUGENE P. TRANI, 56, is President of Virginia Commonwealth University, Richmond,
                      Virginia, a position that he has held since July, 1990. Dr. Trani is also President and a director of The Virginia Biotechnology Research Park and serves on the boards of a number of community, cultural and educational organizations. He was elected a director of the
                      Corporation in 1993 and also serves as a director of Lawyers Title Corporation. Dr. Trani is a member of the Corporation's Audit Committee.

(PHOTO HERE)          JAMES M. WELLS III, 49, is President of the Corporation and Crestar Bank. Mr. Wells was
                      elected a director of the Corporation in December, 1988. In October, 1988, he was elected
                      President of the Corporation, as well as President and a director of Crestar Bank. Prior to becoming President, Mr. Wells served as Executive Vice President of the Corporation and Crestar Bank. Mr. Wells is a director of Brenco, Inc. and VISA U.S.A., Inc. He also serves as director of Crestar Bank N.A., Crestar Mortgage Corporation, and Capitoline
                      Investment Services Incorporated, all wholly owned affiliates of the Corporation. Mr.
                      Wells serves on the Corporation's Executive Committee.

BOARD OF DIRECTORS AND COMMITTEES

In 1995, your Board of Directors held 10 meetings. The Board has established three standing committees to perform assigned functions as outlined below. All directors attended at least 75% of all meetings of the Board and committees on which they serve.

EXECUTIVE COMMITTEE (12 MEETINGS IN 1995)
MEMBERS: TILGHMAN (CHAIRMAN), FOX, LONGSWORTH, MAHER, MCCARTHY, ROYAL, AND
WELLS.

(Bullet) Exercises all powers of the Board of Directors between Board meetings, except for certain matters reserved to the Board by law.

(Bullet) Reviews management's annual business plan and financial goals.

(Bullet) Serves as the Board's steering committee and recommends matters for Board action.

(Bullet) Serves as the Board's advisor on mergers and acquisitions and corporate structure issues.

(Bullet) Functions as the nominating committee by recommending nominees for election as directors of the Corporation. (The Committee will consider nominees recommended by shareholders.)

AUDIT COMMITTEE (FIVE MEETINGS IN 1995)
MEMBERS: MAHER (CHAIRMAN), BAGLEY, HILL, MILLER, RAINEY, TRANI, AND WALKER. (NO MEMBERS ARE OFFICERS OF THE CORPORATION)

(Bullet) Recommends selection of independent auditors to be appointed by the Board and ratified by the shareholders.

(Bullet) Reviews reports of examination by regulatory agencies with jurisdiction over the Corporation and its subsidiaries.

(Bullet) Reviews findings of the independent and internal auditors and the scope of the internal audit plan.

(Bullet) Reviews administration of the Corporation's Standards of Conduct.

(Bullet) Assists the Board in fulfilling responsibilities for financial and regulatory reporting.

(Bullet) Serves as the Board's Community Reinvestment Act committee.

(Bullet) Reviews the basis of management's report required by the Federal
         Deposit Insurance Corporation Improvement Act of 1991.

HUMAN RESOURCES AND COMPENSATION COMMITTEE (SIX MEETINGS IN 1995)
MEMBERS: LONGSWORTH (CHAIRMAN), JAMES, LEGGETT, MINOR, AND WILLIAMS. (NO MEMBERS ARE OFFICERS OF THE CORPORATION)

(Bullet) Reviews and approves major compensation policies.

(Bullet) Recommends to the Board the salaries to be paid to the five most highly paid executive officers of the Corporation.

(Bullet) Approves performance targets for the Corporation's benefit plans.

(Bullet) Determines Management Incentive Plan awards, stock options, and other grants to eligible officers.

(Bullet) Reviews and recommends for Board approval new qualified and non-qualified benefit plans and significant changes to existing benefit plans.

(Bullet) Recommends for Board approval appropriate changes in director compensation.

DIRECTOR COMPENSATION

The members of your Board of Directors were compensated for their duties in 1995 as shown in the following table. Directors who are officers of the Corporation do not receive any fees for service on the Board or any Board committee.

                           DIRECTOR COMPENSATION FOR THE 1995 FISCAL YEAR
                                  CASH COMPENSATION(1)   SECURITY GRANTS
                                 (B)
                               ANNUAL           (C)             (D)
(A)                           RETAINER        MEETING          NUMBER
       NAME                  FEES ($)(2)    FEES ($)(3)   OF SHARES (#)(4)
Richard M. Bagley               12,027         15,000            159
J. Carter Fox                   12,027         19,000            159
Bonnie Guiton Hill              12,027         13,000            159
Gene A. James                   12,027         14,500            159
H. Gordon Leggett, Jr.          12,027         13,000            159
Charles R. Longsworth           15,527         22,000            159
Patrick J. Maher                14,360         21,000            159
Frank E. McCarthy               12,027         17,000            159
Paul D. Miller                  10,500          5,000              0
G. Gilmer Minor III             12,027         14,500            159
Gordon F. Rainey, Jr.           18,000         13,000              0
Frank S. Royal                  12,027         22,000            159
Eugene P. Trani                 12,027         13,000            159
L. Dudley Walker                12,027         12,000            159
Karen Hastie Williams           18,000         13,000              0


   (1) Directors may defer all or part of their cash retainer and meeting fees. Amounts shown in columns (b) and (c) include deferred fees.

   (Bullet) At the director's election, amounts deferred are credited either to a variable rate, interest-bearing deferred cash account or, if the director is 65 or younger, to a deferred income benefit account earning a fixed interest rate; benefits are paid in a lump sum or over a five to 20-year period and include survivor's benefits.

   (Bullet) Accelerated payment of deferred benefits occurs under certain conditions, including upon a change-in-control of the Corporation. If accelerated payment occurs, the amount paid is calculated according to a present value formula that considers the directors' accelerated taxation and adjusts to provide the same after-tax benefit that each director would have received if the payments had been made according to the original payment schedule; that calculation might result in a larger payment by the Corporation than would have occurred absent acceleration.

   (Bullet) Assets available to pay deferred benefits are held in a trust but remain available to the Corporation's creditors in the event of the Corporation's insolvency.

   (2) Total annual retainer is $18,000, with $12,000 payable in cash (reported in column (b)) and $6,000 payable in Common Stock (reported in column (d)). For the stock portion of the annual retainer reported in column (d), shares were determined by dividing $6,000 by $37.5625, the average of the high and low trading prices of Common Stock on January 3, 1995; fractional shares were paid in cash and are reported in column (b). Committee chairmen (excluding Executive Committee Chairman) received an additional $3,500 per year, pro-rated for service less than a year, which is also reported in column (b).

   (3) Meeting fees are $1,000 per meeting attended, with an additional $500 for a second meeting on the same day.

   (4) Column (d) shows the stock portion of the annual retainer, calculated as described in footnote (2). Mr. Rainey and Ms. Williams received their entire 1995 annual retainers in cash because their arrangements with their respective firms did not allow them to receive stock compensation. Admiral Miller joined the Board after stock retainers were issued and therefore received his entire pro-rated 1995 retainer in cash.

STOCK OWNERSHIP OF MANAGEMENT

The table that follows lists the beneficial ownership of Common Stock by all directors (including nominees), the Chief Executive Officer and the four next most highly compensated executive officers, and all directors and executive officers of the Corporation as a group as of the record date for the Annual Meeting (March 1, 1996).

(Bullet) Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. Share ownership has been computed in accordance with Securities and Exchange Commission rules and does not necessarily indicate beneficial ownership for any other purpose.

(Bullet) In determining beneficial ownership, shares owned by a spouse and minor children with respect to which an individual has disclaimed beneficial ownership have been excluded from the table but are indicated by footnote. As of the record date for the Annual Meeting, no director or executive officer owned as much as 1% of the Corporation's Common Stock, the only voting security outstanding, and all of the Corporation's directors and executive officers as a group beneficially owned 2.2% of the Corporation's Common Stock, inclusive of currently exercisable options.

                                                        AMOUNT AND NATURE OF
            BENEFICIAL OWNERS                           BENEFICIAL OWNERSHIP
DIRECTORS
Richard M. Bagley                                                1,604
J. Carter Fox                                                    3,602(1)
Bonnie Guiton Hill                                                 478
Gene A. James                                                    1,536
H. Gordon Leggett, Jr.                                           2,319
Charles R. Longsworth                                            1,346
Patrick J. Maher                                                 3,697(2)
Frank E. McCarthy                                                4,128(3)
Paul D. Miller                                                     200
G. Gilmer Minor III                                              3,143
Gordon F. Rainey, Jr.                                           12,902(4)
Frank S. Royal                                                   1,842
Richard G. Tilghman                                            233,593(5)
Eugene P. Trani                                                    537
L. Dudley Walker                                                26,204(6)
James M. Wells III                                             129,888(7)
Karen Hastie Williams                                              596(8)
EXECUTIVE OFFICERS (NOT DIRECTORS)
William C. Harris                                               70,494(9)
Oscar H. Parrish, Jr.                                           61,148(10)
C. Garland Hagen                                                88,897(11)
All directors and executive officers
  as a group (30 including the above)                          955,310(12)


   (1) Excludes 100 shares owned by Mr. Fox's spouse, of which Mr. Fox disclaims beneficial ownership.

   (2) Includes 3,093 shares held jointly with Mr. Maher's spouse but excludes 658 shares held by Mr. Maher's children, of which Mr. Maher disclaims beneficial ownership.

   (3) Includes 2,461 shares held jointly with Mr. McCarthy's spouse, but excludes 51 shares held by one of Mr. McCarthy's children, of which Mr. McCarthy disclaims beneficial ownership.

   (4) Includes 4,800 shares held by two trusts of which Mr. Rainey is co-trustee and has shared voting and investment power.

   (5) Includes currently exercisable options for 159,898 shares and 1,408 shares held by Mr. Tilghman as custodian for his children, but excludes 5,772 shares held by Mr. Tilghman's spouse, of which Mr. Tilghman disclaims beneficial ownership.

                                           (footnotes continued on next page)

   (6) Excludes 4,203 shares held by Mr. Walker's spouse, of which Mr. Walker disclaims beneficial ownership.

   (7) Includes exercisable options for 98,000 shares.

   (8) Excludes 174 shares held in trust for Ms. William's children, of which Ms. Williams disclaims beneficial ownership.

   (9) Includes exercisable options for 34,700 shares.

   (10) Includes exercisable options for 36,815 shares.

   (11) Includes exercisable options for 44,500 shares.

   (12) Includes exercisable options for 562,502 shares and 11,108 shares for which directors and executive officers have shared voting and investment power but excludes 14,204 shares for which directors and executives disclaim beneficial ownership.

INDEBTEDNESS AND OTHER TRANSACTIONS

The Corporation's directors and officers and other corporations, business organizations, and persons with whom some of the Corporation's directors and officers are associated, had loan transactions in 1995 with the Corporation's banks totaling $11.6 million, or less than 1% of average shareholders' equity for the year.

All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

During 1995, the Corporation and its subsidiaries utilized the legal services of the law firms of Hunton & Williams and Crowell & Moring, of which directors Gordon F. Rainey, Jr. and Karen Hastie Williams are, respectively, partners. The amount of fees paid by the Corporation and its subsidiaries to Hunton & Williams and Crowell & Moring did not exceed 5% of either firm's gross revenues.

Hunton & Williams leased 15,708 square feet of office space in Crestar Bank's Norfolk headquarters building for a term of 12 years, commencing December 1, 1991. Over the term of the lease, Crestar Bank expects to realize rental income of $2,985,000, plus some additional income from tenant parking. Because of the high vacancy factor for office space in the Norfolk market at the time, and the intense competition for tenants, Crestar Bank made various at market concessions to induce Hunton & Williams to enter into the lease. In the judgment of management, these concessions and other lease terms were similar in nature and amount to arms-length financial inducements offered to Hunton & Williams by owners of other Norfolk buildings. The lease is expected to increase the future sale value of the building, although there is no present plan to sell the building.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Corporation. The same persons are also required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file.

To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation, and written representations that no other reports were required during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that executive officers William M. Ginther and F. Edward Harris each filed a Form 4 late with respect to an open-market sale of Common Stock, and executive officer Oscar H. Parrish, Jr. filed a Form 5 late with respect to a year-end gift of Common Stock to charity. Both Messrs. Ginther and Harris received prior clearance from the Corporation for their sale and believed that their reporting obligation had been discharged in the process.
                                       10

2. APPROVAL OF DIRECTORS' EQUITY PROGRAM
(X) YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL

The Board of Directors voted in October 1995 to adopt the Crestar Financial Corporation Directors' Equity Program (the "Directors' Equity Program") effective January 1, 1996, subject to approval by shareholders at the 1996 Annual Meeting.

(Bullet) It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the approval of the Directors' Equity Program unless authorization is withheld.

(Bullet) Approval of the Directors' Equity Program requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting.

The Directors' Equity Program does not provide for a specific limit on the number of shares that may be issued under the plan. Rather, the number of shares required for equity awards will be determined by the number of participants and the fair market value of the Common Stock on each award date. Similarly, the number of shares required for deferred stock benefits will be determined by the amount that participants elect to defer and the fair market value of the Common Stock on the date of each deferral. The number of shares required by the dividend equivalent feature will be determined by the dividends paid on Common Stock and the fair market value of the Common Stock on the dates that dividends are paid.

(Bullet) The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Directors' Equity Program to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: John C. Clark, III, Corporate Secretary, Crestar Financial Corporation, 919 East Main Street, Richmond, Virginia 23219.

The following paragraphs summarize the Corporation's philosophy on director compensation and the more significant features of the Directors' Equity Program.

DIRECTOR COMPENSATION PHILOSOPHY -- The Corporation's philosophy on director compensation is based on two fundamental principles:

(Bullet) PAY FOR PERFORMANCE. Directors should be provided an opportunity to participate in the success of the Corporation by receiving higher pay for better performance in delivering total return to shareholders.

(Bullet) EXTERNAL COMPETITIVENESS. The Corporation should offer an attractive and competitive compensation package to those it asks to serve on the Board.

By implementing these principles, the Corporation achieves the following --

(Bullet) ALIGNMENT OF DIRECTOR INTERESTS WITH SHAREHOLDER INTERESTS -- Directors are encouraged to own Common Stock as a reflection of their long-term interests in the Corporation, thus encouraging appropriate risk taking.

(Bullet) EXTERNAL EQUITY -- Our directors are assured that they will be compensated competitively as compared to the Corporation's peer group.

The directors' compensation package is designed to reflect these principles as follows:

(Bullet) Director compensation is periodically evaluated using data from independent surveys and comparisons of director compensation for the same peer group used in evaluating executive compensation.

(Bullet) Total director compensation is targeted to be at or about the median of the peer group. The level of total compensation paid to the Corporation's directors historically has been conservative and below the median of the Corporation's peer group.
                                       11

(Bullet) Directors are encouraged to increase their ownership of Common Stock as a means of promoting a greater identity of interests with the Corporation's shareholders. At least a portion of director compensation should be paid in Common Stock, which allows directors to share in the success of the Corporation through increases in total shareholder return.

(Bullet) Alignment with the interests of shareholders has been reflected in past actions of the Board. Following low cash dividends in 1992, the Board voluntarily reduced director compensation by 10%. When corporate performance improved and shareholder return increased, the directors' compensation was also increased, with the major portion of the increase provided through Common Stock grants under the Directors' Stock Program, which was approved by shareholders.

DIRECTORS' EQUITY PROGRAM PURPOSE -- If approved by shareholders, the Directors' Equity Program will further promote the Corporation's philosophy with respect to director compensation:

(Bullet) First, the Program will provide an increased link to shareholder interests in the form of a deferred stock grant. It will also allow participants to voluntarily defer all or part of their annual retainer into a deferred stock account.

(Bullet) Second, the Program will make the directors' overall compensation package more competitive with that of the Corporation's peer group. Total compensation will be at or slightly above the median, based on 1994 and 1995 independent surveys.

(Bullet) Finally, by tying the value of benefits directly to the value of Common
         Stock and dividends, the Program will strengthen directors' long-term commitment to the Corporation and allow them to share in the future success of the Corporation.

ELIGIBILITY -- Each non-employee director will be eligible to participate in the Directors' Equity Program unless the director's arrangement with his or her firm does not allow the director to receive stock compensation.

EQUITY AWARDS -- Equity awards will cover a five-year cycle, with the first cycle beginning on January 1, 1996, the second cycle beginning on January 1, 2001, and so on.

(Bullet) At the beginning of each five-year cycle, equity awards will be credited to an equity award account for each participant. Equity award accounts will not be funded and will be maintained for recordkeeping purposes only. Equity awards will not have voting rights.

(Bullet) Equity awards will be credited as a number of whole shares of Common
         Stock, derived by dividing $40,000 by the average of the high and low Common Stock prices on the first trading date in the five-year cycle. Fractional shares are disregarded.

(Bullet) No additional equity awards will be made until the first day of the next five-year cycle, except for new non-employee directors who become members of the Board after a cycle has begun. These new directors will receive a pro-rated equity award based on the number of months remaining in that five-year cycle and the high and low average of the Common Stock price on the first trading date of the month after Board membership begins.

(Bullet) Equity award accounts will be credited with dividend equivalents, which will be converted to additional whole and fractional shares of Common Stock, based on the amount of dividends paid and the fair market value of shares credited to the equity award account. Dividend equivalents will continue to be credited through the end of the month preceding the date an equity award account is distributed.
                                       12

(Bullet) Equity award accounts will vest (i.e., become nonforfeitable) in accordance with the following schedule, based on the number of years of a participant's Board membership:

YEARS OF BOARD MEMBERSHIP     PERCENTAGE VESTED
    Less than 1 Year                   0%
            1                         20%
            2                         40%
            3                         60%
            4                         80%
     5 or more Years                 100%

A year of Board membership will equal 12 consecutive months and will include Board membership prior to January 1, 1996.

(Bullet) Equity award accounts will also become fully vested if there is a change-in-control of the Corporation, or if, while serving as a director, a participant dies or becomes totally disabled. Otherwise, if a participant's Board membership ends before the participant is fully vested in his or her equity award account, the nonvested portion will be forfeited.

DEFERRED BENEFITS -- A participant may defer all or part of the annual retainer, whether otherwise payable in cash or stock. Deferred fees will be credited to a deferred stock account.

(Bullet) Deferred stock accounts operate in the same manner as equity award accounts in that they will not be funded and will be maintained for recordkeeping purposes only. They will not have voting rights, but they will always be fully vested (i.e., nonforfeitable).

(Bullet) Deferred fees will be credited to a deferred stock account as whole and fractional shares of Common Stock, based on the fair market value of Common Stock on the date the cash retainer would have been paid or the stock portion of the retainer would have been issued but for the deferral.

(Bullet) Deferred stock accounts will be credited with dividend equivalents, which will be converted to additional whole and fractional shares of Common Stock, based on the amount of dividends paid and the fair market value of the shares credited to the deferred stock account. Dividend equivalents will continue to be credited through the end of the month preceding the date a deferred stock benefit is distributed.

DISTRIBUTIONS -- Distributions from a participant's equity award account and deferred stock account will be made or begin on February 15 following the year in which the participant ends service on the Board of Directors and will be based on the value of the accounts at the end of the month preceding distribution.

(Bullet) A participant may elect to receive distribution in a lump sum or in annual installments over five years. If installments are elected, dividend equivalents will continue to be credited on the remaining balance of the account.

(Bullet) All distributions will be made in whole shares of Common Stock and cash for fractional shares.

(Bullet) With the consent of the Human Resources Director, who administers the Program, a vested participant may accelerate distributions in the event of financial hardship.

AMENDMENT AND TERMINATION -- The Board of Directors may amend or terminate the Directors' Equity Program at any time, subject to the following restrictions:

(Bullet) No amendment may be made that would result in benefits being distributed other than as set forth in the plan document or would result in immediate taxation of benefits, unless a majority of directors who are participants consent to the amendment.
                                       13

(Bullet) No amendment will become effective without the approval of shareholders if the amendment (i) materially increases the number of shares of Common Stock that may be issued under the Program, (ii) materially increases the benefits accruing to participants, or (iii) materially changes the class of individuals who may participate.

(Bullet) The Program may not be amended more than once within a six-month period, unless an interim amendment is necessary to comply with changes in the Internal Revenue Code or the Employee Retirement Income Security Act of 1974.

BENEFITS UNDER THE DIRECTORS' EQUITY PROGRAM -- If approved by shareholders, the Directors' Equity Program will be effective as of January 1, 1996 and participants will receive the following benefits:

(Bullet) For the first cycle, January 1, 1996 through December 31, 2000, each participant's equity award account will be credited with 680 shares of Common Stock (derived by dividing $40,000 by $58.8125, the average of the high and low prices of Common Stock on January 2, 1996, the first trading date in the five-year cycle). The total equity awards credited to all participants will be 10,200 shares for the first five-year cycle.

(Bullet) Each participant's equity award account will also be credited with dividend equivalents. For the first quarter of 1996, dividend equivalents will be an additional 5.2930 shares per participant (79.3950 total additional shares for the Program), based on the 1996 first quarter declared dividends of $.45 per share.

(Bullet) As of the end of April, 1996, all participants will have five or more years of Board service and will be fully vested in their equity award accounts, except Ms. Hill will be 40% vested, Dr. Trani will be 60% vested, and Admiral Miller will be 0% vested.

(Bullet) If the Program is approved, seven directors will defer the stock portion of their 1996 retainer (102 shares each) to deferred stock accounts, and one director will defer the cash portion of his 1996 retainer. Based on these deferrals, 918.0573 total shares of Common Stock will be credited to deferred stock accounts. Deferred stock accounts will also be credited with 1996 first quarter dividend equivalents at $.45 per share, which will increase the total shares credited to all deferred stock accounts by 7.1460 shares.

(Bullet) The value of the accounts will depend on the fair market value of
         Common Stock and future dividends. Therefore, the Corporation is unable to estimate the total benefits that will be accrued under the Program during the next year. Because of the uncertainty as to the amount of any director deferrals that would have been made in 1995, the Corporation is also unable to estimate the total benefits that would have accrued under the Program if it had been in existence in 1995.
                                       14

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

The Human Resources and Compensation Committee is responsible for administering the Corporation's integrated and competitive compensation programs. The programs are designed to recruit, reward, retain and motivate a pool of talented and skilled employees who work as a team to achieve the Corporation's mission --

(Bullet) To provide a broad array of financial products and services at a price that represents the best value for our customers' money, and, by doing so, to provide a superior return to our shareholders.

All compensation strategies are designed to reward those individuals who aggressively contribute to the achievement of the Corporation's strategic goals by --

(Bullet) Using the organizational strengths to tap opportunities within the Corporation's markets. This includes demonstrating effective use of the Corporation's strong branch network, technology related capabilities, and human resources.

(Bullet) Developing and offering the best products which meet and exceed customer expectations and competitive choices.

(Bullet) Providing the best service quality, characterized by convenience, speed and an upbeat attitude.

(Bullet) Maintaining a low cost structure, which in turn provides the Corporation's customers with superior value for price.

EXECUTIVE COMPENSATION

The Corporation's executive compensation programs are based on two fundamental principles:

(Bullet) PAY FOR PERFORMANCE. Every executive's long-term and short-term incentive compensation is related to performance against specific corporate and business unit goals; and

(Bullet) EXTERNAL COMPETITIVENESS. When targeted performance is achieved, executive officers' total compensation is proportionate to their achievement, as well as competitive with annually reported regional peer group and national survey data.

By implementing these principles within the executive compensation programs, the Committee ensures the following:

(Bullet) ACCOUNTABILITY -- tying an executive's incentive compensation to the achievement of performance goals;

(Bullet) VARIABILITY -- preventing entitlement (a portion of compensation for every executive is variable and must be re-earned every year); and

(Bullet) INTERNAL EQUITY -- assuring compensation equity among jobs of similar content, responsibility and contribution to total corporate performance.

The executive compensation programs are designed as follows:

(Bullet) An executive's total compensation includes both fixed and variable (at risk) components, and is clearly linked either to the corporate performance, or to the performance of the business unit for which the executive has the most direct responsibility, whichever is more appropriate.

(Bullet) Executives with greater responsibility have a larger share of their total compensation at risk.

(Bullet) The compensation programs are designed to encourage appropriate risk taking by aligning executives' risk position with that of shareholders.
                                       15

(Bullet) The selection of performance measures is based primarily on the executives' creation of shareholder value.

(Bullet) Eligibility for executive compensation programs varies between programs and includes key management employees and individual contributors whose inclusion is appropriate to reflect level of responsibility and industry practice.

(Bullet) Programs are flexible to allow changes in response to legal, regulatory and/or business requirements.

(Bullet) Executives are encouraged to own Common Stock as a reflection of their long-term investment in the future of the Corporation. The level of ownership is expected to be proportionately higher for executives with greater responsibilities.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Committee continues to consider changes to the Corporation's compensation programs to allow qualifying compensation paid to executive officers for deductibility under the $1 million cap of Section 162(m) of the Internal Revenue Code to the extent that those changes continue to support the Corporation's ability to achieve its goals and maintain its compensation philosophy. Currently, no named executive officer has exceeded the $1 million cap. While Mr. Tilghman's 1995 compensation reported in the Summary Compensation Table exceeded $1 million, his taxable compensation under Section 162(m) did not exceed the limit.

COMPONENTS OF EXECUTIVE COMPENSATION

All Crestar executives are eligible for several compensation components, some fixed and some at risk (variable depending on performance).

BASE SALARY -- Base salary is the foundation of the Corporation's executive compensation program. The Committee's goal is to set base salary so that, when combined with annual incentives, it is competitive within the industry when the Corporation's financial performance target is achieved. For all levels of management, the Committee targets base salary primarily at the median level of similarly-sized financial services organizations as published in national executive compensation surveys and endorsed by the Committee's independent consultant. Salaries for the top five executive officers are also evaluated in comparison to the salaries of the top five positions within the Corporation's regional peer group, which includes financial institutions of varying size.

The Committee believes that the companies included in the survey data are more representative of the Corporation's most direct competitors for executive talent than the companies used in the index for shareholder return comparisons in the Performance Graph. There is some overlap in the survey data, but the groups are not identical.

ANNUAL INCENTIVE -- The Corporation's management incentive program is designed to motivate executives by recognizing and rewarding performance against pre-determined annual financial objectives.

(Bullet) The Committee uses the annual incentive program to compensate executives based on the Corporation's return on equity (ROE) and achievement of individual performance goals. A minimum corporate performance threshold, measured by the Corporation's ROE, must be achieved before any incentive may be earned.

(Bullet) Each April, the Committee establishes an incentive payout schedule which is tied to ROE and based on the Corporation's annual financial objectives.

(Bullet) Each participant has a competitive target award expressed as a percentage of salary, which varies according to level of responsibility. Target awards are set annually, based on the same competitive standards used to establish base salary levels.

(Bullet) Each participant's target award includes both corporate (ROE) and individual components, which are weighted according to the executive's sphere of responsibility. These range from a 75% corporate weighting for senior executives, including the five named executive officers, to a 25% corporate weighting for less senior management participants.
                                       16

(Bullet) The individual element of each participant's award may be adjusted up to 150% or down to zero at the Committee's discretion, based on individual achievement.

(Bullet) Approximately 214 officers, or 3% of the total employee population, participate in the annual management incentive program.

(Bullet) For 1995, incentive targets were set based on the achievement of a 15%
         ROE, with a range for awards to be paid out at a maximum 17.5% ROE and no awards to be paid out for an ROE less than 12%. These were the same thresholds used in 1994.

(Bullet) The Committee exercised its discretion in deciding that the ROE measure for purposes of the 1995 awards should be computed without regard to the impact of the business combination and one-time costs related to the Loyola Capital Corporation merger on December 31, 1995. Excluding these items resulted in a 15.6% ROE, and based on the Committee's pre-established schedule, this provided for a payout of 112% of targets for eligible participants, before adjustments for individual performance factors.

LONG-TERM INCENTIVE PROGRAMS -- Crestar's 1993 Stock Incentive Plan is the primary vehicle for providing long-term compensation for those executives who have a more direct impact on creating shareholder value. Under the Plan, the Committee may grant stock options (both incentive and non-qualified), financial performance-related stock awards, and outright awards of stock. The Plan design is flexible, allowing the Committee to appropriately respond to changes in business, financial and regulatory conditions. The Value Share Program was approved by the Corporation's Board of Directors in 1994 as a component program under the 1993 Stock Incentive Plan to provide long-term incentive compensation.

STOCK OPTIONS -- Stock options permit the Committee to link executive rewards directly to shareholder return.

(Bullet) Options may be granted to key management employees or individual contributors who have a significant effect on the long-term strategic success of the Corporation.

(Bullet) Grants are made to top management to provide incentives for future performance, rather than to reward for prior performance. Therefore, prior grants and the number of outstanding options are not considered when new grants are made.

(Bullet) The option exercise price is the fair market value of the shares on the date the options are granted, determined as the average of the high and low trading prices of Common Stock on that date.

(Bullet) The number of shares underlying each executive's annual stock option grant is a percentage of annual base salary divided by the fair market value of Common Stock on the date of the grant.

(Bullet) The percent of salary is determined using the same national survey data as used in setting executive base salary and potential incentive levels, combined with the advice of the Committee's independent compensation consultant, and the discretion of the Committee.

VALUE SHARE PROGRAM -- This program is designed to provide the top 25 executive officers with stock and cash awards for long-term stock price appreciation. It replaced future grants under the 1987 Performance Equity Plan.

(Bullet) The program awards performance shares -- payable half in Common Stock and half in cash -- plus non-qualified stock options equal to the number of performance shares that are earned under the award, if a predetermined stock price appreciation target is reached over a two-year or three-year performance period.

(Bullet) Once the performance shares are earned, or forfeited, the Committee intends to establish new grants based on new stock price appreciation goals for the prospective three-year period.
                                       17

(Bullet) Performance shares were granted in February, 1994, based on a grant price of $43.5625. To be fully payable at the end of the two-year or three-year performance periods, the Common Stock price must be at $61.2022. If the Common Stock price is at least $51.8836 but less than $61.2022, a pro rata portion of the award will be earned at the end of the three-year performance period in February, 1997.

(Bullet) No new grants were made under the Value Share Program in 1995, nor were any shares earned under this program in 1995.

PERFORMANCE EQUITY PLAN -- Grants under this Plan are no longer made, but executives are still eligible to earn payouts in Common Stock for grants made in 1992 and 1993.

(Bullet) For all or a portion of prior grants to be paid out, the Corporation must achieve a minimum return on assets (ROA) rank at the 50th percentile or better of the top 100 U.S. bank holding companies (ranked by asset size and published each April by the AMERICAN BANKER).

(Bullet) As a result of the Corporation exceeding the 1994 ROA competitive ranking target, a total of 10,426 shares of Common Stock was awarded on May 1, 1995 to 22 eligible executives, including the five most highly compensated officers, with additional shares earned that will pay out in 1996 and 1997.

(Bullet) The 1995 payout represents one-fourth of the 1991 grant under this Plan, adjusted for the level of ROA achievement in 1994. Specifically, 40.2% of the 1994 portion of the 1991 award was paid.

(Bullet) Remaining portions of the 1992 and 1993 grants can produce payouts in 1996 and 1997. All grants expire in 1997.

COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

(Bullet) For 1995, Chairman and Chief Executive Officer Richard G. Tilghman received a base salary of $605,000. The base was established using the median level of CEO compensation for the same financial institutions used in setting base salary for other executive officers.

(Bullet) Mr. Tilghman received a 1995 annual incentive award of $455,000, or 75% of his 1995 base salary. The Committee, exercising its discretion as provided in the annual incentive plan, chose to adjust Mr. Tilghman's target achievement of 60% of salary upward to the 75% level to reflect his leadership and contributions to the Corporation's excellent earnings in 1995.

(Bullet) As a participant in the Performance Equity Plan, Mr. Tilghman earned a payout of 2,010 shares of Common Stock. The payout value, representing one-fourth of his 1991 grant as adjusted for ROA achievement, was $89,571.

(Bullet) For 1995, Mr. Tilghman received a total grant of 40,000 incentive and non-qualified stock options. This number was determined based on the competitive percentage of base salary divided by the fair market value of Common Stock on the grant date.

(Bullet) Mr. Tilghman also received a special one-time grant in 1995 of 15,000 performance shares of Common Stock. This award was granted under the Corporation's 1993 Stock Incentive Plan, at the Board's discretion, in recognition of the Corporation's superior performance under Mr. Tilghman's decade-long leadership and to serve as an incentive for Mr. Tilghman to continue his role as the Corporation's CEO. Since Mr. Tilghman assumed the position of CEO (1985) and Chairman (1986), the Corporation has more than doubled its assets -- to $18.3 billion (an increase of 226%) and it has realized record earnings, solidified its position as the number one financial institution in asset size headquartered within our marketplace, expanded its presence in the lucrative metro-DC area and successfully entered the important Baltimore market. Additionally, the Corporation is successfully transforming itself into a premium sales and service organization, offering an expanded selection of highly competitive products. Mr. Tilghman's vision of outpacing the competition by effectively utilizing cutting edge technology as a delivery system is now a reality, and the Committee believes that under his continued leadership, the Corporation will be well positioned for future growth and increased shareholder value. The grant will vest on the earlier of three years after the date of grant (October 26, 1998) or Mr. Tilghman's termination of employment following a change-in-control. If his
                                       18
         employment terminates before full vesting due to death or disability, the Committee, in its discretion, may vest the award, in whole or in part. Dividend equivalents will be accrued on the award as Common Stock dividends are paid, and will be credited as additional performance shares. If the award is vested, distribution will be deferred until Mr. Tilghman's termination of employment from the Corporation and will be made in whole shares of Common Stock and cash for a fractional share.

PAY FOR PERFORMANCE

The Committee affirms its strategy on pay for performance as evidenced by the following graph relating the Corporation's CEO cash compensation (salary plus annual incentive as reported in the Summary Compensation Table) to the Corporation's five-year shareholder return values (as defined in the Performance Graph).

                               [GRAPH]

                                     1990   1991   1992   1993   1994   1995
CEO CASH COMPENSATION
 (Base Salary and Annual Incentive)   0%      4%    46%    70%    102%   121%
SHAREHOLDER RETURN                    0%     38%   213%   246%    222%   425%


HUMAN RESOURCES AND COMPENSATION COMMITTEE

/s/ CHARLES R. LONGSWORTH, CHAIRMAN

Charles R. Longsworth, Chairman
Gene A. James
H. Gordon Leggett, Jr.
G. Gilmer Minor III
Karen Hastie Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources and Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

PERFORMANCE GRAPH

The graph below compares total returns (assuming reinvestment of dividends) for Crestar Financial Corporation Common Stock, the S&P 500 Index, and the Dow Jones Regional Banks Index, and assumes $100 is invested on December 31, 1990, in Common Stock and each of the indices. The shareholder return shown on this graph is not necessarily indicative of future performance.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 AMONG CRESTAR FINANCIAL CORPORATION, THE S&P 500 INDEX, AND THE DOW JONES
                           REGIONAL BANKS INDEX


                                  [GRAPH HERE]

CRESTAR FINANCIAL       100     138     313     346     322     525
S&P 500                 100     130     140     155     157     378
DJ REGIONAL BANKS       100     175     234     246     237     215


* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information regarding individual compensation of the Chief Executive Officer and the four other most highly compensated executive officers for services in all capacities to the Corporation and its subsidiaries in 1995, 1994, and 1993.

                                           SUMMARY COMPENSATION TABLE
                   (A)                     (B)      (C)        (D)         (E)          (F)             (G)
                                                                        LONG-TERM COMPENSATION
                                                                                AWARDS
                                                                        RESTRICTED   SECURITIES
                 NAME &                       ANNUAL COMPENSATION         STOCK      UNDERLYING      ALL OTHER
                PRINCIPAL                         SALARY(1)  BONUS(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
                POSITION                   YEAR     ($)        ($)         ($)          (#)             ($)
Richard G. Tilghman                        1995    605,000    544,571     858,000      40,000          82,988
  Chairman & Chief                         1994    570,000    412,000          --      28,000          83,140
  Executive Officer                        1993    535,000    280,000          --      20,000          65,067
James M. Wells III                         1995    400,000    328,742          --      21,000          48,305
  President                                1994    376,000    250,000          --      15,000          56,305
                                           1993    353,000    167,000          --      12,000          38,610
William C. Harris                          1995    340,750    214,871          --      12,000          37,928
  Corporate Executive Vice President       1994    308,000    167,000          --       8,000          50,769
  & Chairman - Greater Washington          1993    289,000    107,000          --       6,000          47,021
  and Maryland Banking
Oscar H. Parrish, Jr.                      1995    276,000    176,871          --      12,000          35,671
  Corporate Executive Vice President       1994    260,000    142,000          --       8,000          34,517
  & President - Virginia Banking           1993    230,000    100,000          --       6,000          29,640
C. Garland Hagen                           1995    275,000    172,415          --      12,000          38,465
  Corporate Executive Vice President       1994    260,000    125,000          --       8,000          30,825
  & Investment Bank Group Head             1993    215,000    100,000          --       5,000          22,004


(1) Salary is reported in the year in which earned and includes amounts deferred at the executive officer's election. None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total salary and bonus reported in columns (c) and (d).

(2) Bonus includes annual incentives, which are reported for the year in which earned, even if not actually paid until the following year or deferred at the executive officer's election, plus awards earned under the Performance Equity Plan (see description in the Compensation Committee Report), which are reported in the year of payout; the first payout of these awards occurred in 1995, as follows: $89,571 Tilghman; $53,742 Wells; $26,871 Harris; $26,871 Parrish; and $22,415 Hagen.

(3) The amount shown represents a one-time grant to the CEO on October 27, 1995, to recognize the CEO's decade-long leadership and to encourage his continued leadership. The award was made in the form of 15,000 performance shares under the Corporation's 1993 Stock Incentive Plan and is tracked in shares of Common Stock. Dividend equivalents will be credited on the performance shares, in the form of additional shares, until the award is paid out or forfeited. The award will vest on October 26, 1998, provided Mr. Tilghman is still then employed, or if earlier, on his termination of employment following a change-in-control of the Corporation. The award will be forfeited if Mr. Tilghman terminates employment before the vesting date, except that the Human Resources and Compensation Committee may, in its discretion, vest the shares, in whole or in part, if termination of employment is because of death or disability. If vested, the award will not be distributed until Mr. Tilghman's actual termination of employment and will be made in whole shares of Common Stock and cash for a fractional share. The value shown represents the 15,000 Performance Shares based on $56.75 per share, the closing price of Common Stock on the grant date, plus the value of 1995 fourth quarter dividend equivalents at $0.45 per share, which converted to an additional 113.5647 performance shares.

                                          (footnotes continued on next page)

(4) Column (g) includes corporate contributions made under the Corporation's 401(k) plan and amounts accrued but not contributed under the Corporation's non-qualified plans which provide benefits that would have been provided under the 401(k) plan except for certain Internal Revenue Code limits, in the amounts, for 1995, of $55,055 Tilghman; $36,400 Wells; $31,008 Harris, $25,116 Parrish;
$25,025 Hagen. Column (g) also includes interest earned on deferred compensation in excess of 120% of the long term applicable federal rate (AFR) in the amounts, for 1995, of $4,114 Tilghman; $982 Wells; $2,087 Harris; $1,352 Parrish; and $1,964 Hagen. Column (g) further includes actuarial equivalent of benefit to executive from the Corporation's annual premium under a split dollar life insurance program in the amounts, for 1995, of $23,819 Tilghman; $10,923 Wells; $4,833 Harris; $9,203 Parrish; and $11,476 Hagen.
The following table shows all grants of options to the named executive officers of the Corporation during 1995.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                                                                       VALUE
                                                                                                    AT ASSUMED
                                                                                                   ANNUAL RATES
                                                                                                     OF STOCK
                                                                                                PRICE APPRECIATION
                                                                                                FOR OPTION TERM(3)
                                      INDIVIDUAL GRANTS
          (A)                     (B)                  (C)              (D)           (E)         (F)        (G)
                               NUMBER OF           PERCENT OF
                               SECURITIES             TOTAL
                               UNDERLYING        OPTIONS GRANTED    EXERCISE OR
                                OPTIONS           TO EMPLOYEES     BASE PRICE(2)   EXPIRATION     5%         10%
          NAME               GRANTED(1) (#)      IN FISCAL YEAR       ($/SH)          DATE        ($)        ($)
Richard G. Tilghman              40,000                 12%             37.82        1/26/05    951,200   2,411,200
James M. Wells III               21,000                  6%             37.82        1/26/05    499,380   1,265,880
William C. Harris                12,000                  4%             37.82        1/26/05    285,360     723,360
Oscar H. Parrish, Jr.            12,000                  4%             37.82        1/26/05    285,360     723,360
C. Garland Hagen                 12,000                  4%             37.82        1/26/05    285,360     723,360

(1) Options became exercisable on January 26, 1996, 12 months from the date of grant.

(2) Exercise Price is the average of the high and low trading prices of Common Stock on the date of grant.

(3) In order to realize the potential values set forth in columns (f) and (g), the price per share of Common Stock would be approximately $61.60 and $98.10, respectively, at the end of the ten-year option term.

The following table provides information concerning stock options exercised by each of the five named executive officers during 1995, and the value of options held by each on December 31, 1995.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
          (A)                   (B)              (C)                   (D)                      (E)
                                                                                              VALUE OF
                                                                                        UNEXERCISED IN-THE-
                                                                    NUMBER OF                  MONEY
                                                              SECURITIES UNDERLYING     OPTIONS AT DECEMBER
                                                             UNEXERCISED OPTIONS AT           31, 1995
                                                              DECEMBER 31, 1995 (#)            ($)(1)
                          SHARES ACQUIRED       VALUE             EXERCISABLE/              EXERCISABLE/
         NAME             ON EXERCISE (#)    REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE
Richard G. Tilghman            26,779           737,363           137,221/40,000          4,067,571/832,200
James M. Wells III             17,300           529,884            77,000/21,000          2,226,750/436,905
William C. Harris              15,826           545,482            34,174/12,000            984,844/249,660
Oscar H. Parrish, Jr.               0                 0            40,421/12,000          1,217,122/249,660
C. Garland Hagen                9,700           289,070            32,500/12,000          1,016,563/249,660

(1) The average of the high and low trading prices on December 29, 1995 for Common Stock was $58.625 and is used in calculating the value of unexercised options.


The following table shows the estimated annual single-life benefits payable to the five named executive officers upon retirement under the current provisions of the Corporation's tax-qualified and non-qualified pension plans. Senior executive officers participate in an unfunded Supplemental Executive Retirement Plan ("SERP"). SERP benefits are not reduced by Social Security but are reduced by (1) benefits payable under the Corporation's tax-qualified, noncontributory pension plan, which covers substantially all active full-time and part-time employees and vested former employees of the Corporation and its affiliates, and
(2) pension benefits under any other non-qualified plan of the Corporation. Full retirement benefits are payable at age 60 with 20 years of service, and reduced benefits are payable as early as age 55 with 20 years of service, or earlier if there is a change-in-control.

                                 PENSION PLAN TABLE
       HIGHEST
 THREE-YEAR AVERAGE                       YEARS OF CREDITED SERVICE
   COMPENSATION(1)          20           25           30           35           40
       300,000            150,000      150,000      150,000      150,000      150,000
       400,000            200,000      200,000      200,000      200,000      200,000
       500,000            250,000      250,000      250,000      250,000      250,000
       600,000            300,000      300,000      300,000      300,000      300,000
       700,000            350,000      350,000      350,000      350,000      350,000
       800,000            400,000      400,000      400,000      400,000      400,000
       900,000            450,000      450,000      450,000      450,000      450,000
      1,000,000           500,000      500,000      500,000      500,000      500,000
      1,200,000           600,000      600,000      600,000      600,000      600,000
      1,300,000           650,000      650,000      650,000      650,000      650,000

    (1) "Compensation" includes base salary and annual incentive as reported in the salary and bonus columns of the Summary Compensation Table and excludes any other bonus amounts such as Performance Equity Plan award payouts. Each of the five named executive officers has completed 20 or more years of service.


TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

SEVERANCE AGREEMENTS -- The Corporation has entered into severance agreements with Messrs. Tilghman, Wells, Harris, Parrish and Hagen. The agreements are identical and each is subject to the Corporation's Executive Severance Pay Plan. The agreements were unanimously approved by the independent members of the Board of Directors.

The agreements provide for certain benefits in the event of a change-in-control of the Corporation followed by termination of employment without cause, or by the employee for certain reasons, including substantial adverse change in responsibilities, decrease in base pay, change of principal work location, or substantial decrease in benefits. "Cause" means continued and willful failure to perform duties or conduct demonstrably and materially injurious to the Corporation or its affiliates.

All agreements for the five named executive officers provide for three-year terms. The term of each agreement will be extended automatically for an additional calendar year unless, before the end of each year, the Human Resources and Compensation Committee votes not to extend the term. The current agreements are operative until 12/31/98. The agreement terms are automatically extended for 36 months if a change-in-control occurs.

If a change-in-control occurs and benefits are paid under the agreements and the Plan, the principal benefits an executive receives are as follows:

(Bullet) A lump-sum severance payment will made in an amount equal to 3.75 times annual base salary (determined at the change-in-control date, or the date of termination, or twelve months before either event, whichever is largest), plus the amount of the Corporation's profit sharing contribution that would have been allocated to the executive's 401(k) plan account for the full calendar year in which employment is terminated.

(Bullet) If the severance pay and other payments the executive is entitled to receive under any other plans and agreements result in excess parachute payments under the "golden parachute" rules of Internal Revenue Code
         Section 280G, the Corporation and the executive intend to reduce any excess parachute payments if, and only to the extent that, a reduction will allow the executive to receive a greater net after-tax amount than the executive would receive absent a reduction. This determination will be made by independent accountants.

(Bullet) The Corporation has agreed to pay all legal fees and expenses, if any, incurred by the executive in seeking to obtain these benefits.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(X) YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION

The Audit Committee has recommended and your Board of Directors has reappointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for 1996. The appointment is subject to ratification by the shareholders. It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the ratification unless authorization is withheld. A majority of the votes cast is required for ratification. KPMG Peat Marwick LLP has served as the Corporation's auditors continuously since 1963.

Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

4. OTHER BUSINESS

Your Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than those listed in this Proxy Statement. The enclosed proxy confers discretionary authority, however, with respect to the transaction of any other matters that may properly come before the meeting. It is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matters.

In accordance with the Corporation's Bylaws, and to permit the Annual Meeting to be conducted in an orderly manner, shareholders who wish to bring business before the meeting (including the nomination of a director) must provide written notice to the Secretary of the Corporation not less than 15 days prior to the Annual Meeting. All written notices must include the following:

(Bullet) The name and address of the shareholder as it appears on the Corporation's records.

(Bullet) The class and number of shares of the Corporation's stock beneficially owned by the shareholder.

(Bullet) If the purpose of the written notice is to bring other business before the Annual Meeting, it must include a brief description of the business and reason for bringing it before the Annual Meeting.

(Bullet) If the purpose of the written notice is to nominate a director, it must include the name and business address of the nominee, along with a statement that the nominee has agreed to his or her name being placed in nomination. The written notice must also include any material interest of the shareholder in the proposed nomination.

This notice provision is not intended to limit the right of shareholders to speak and ask questions at the Corporation's shareholder meetings on matters germane to the Corporation's business, subject to any rules established for the orderly conduct of the meeting.

1997 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

As a result of a recent amendment to the Corporation's Bylaws approved by the Board of Directors, shareholders who wish to bring business before the 1997 Annual Meeting (including the nomination of a director) must provide written notice to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the anticipated date of the meeting (April 25, 1997), which would be no later than February 24, 1997. All written notices must include the same information listed above for shareholders wishing to bring business before the 1996 Annual Meeting.

Any proposal (including recommendations for director-nominees) that a shareholder wishes to have included in the Proxy Statement relating to the Corporation's 1997 Annual Meeting must be received by the Corporation no later than November 15, 1996. Recommendations for director-nominees should include information that will enable the Executive Committee to evaluate the qualifications of the proposed candidate. Shareholder proposals must comply with SEC proxy rules if they are to be included in the Proxy Statement and should be directed to the Secretary of the Corporation.

ANNUAL REPORT AND FORM 10-K

The Corporation's Annual Report and Form 10-K for the fiscal year ended December 31, 1995 (the "Annual Report"), which is being mailed concurrently with the mailing of this Proxy Statement, contains the consolidated financial statements of the Corporation. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of operations and financial condition (collectively, the "Financial Statements"), are incorporated by reference herein and are considered a part of the proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.

By Order of Your Board of Directors

John C. Clark, III
Corporate Senior Vice President,
General Counsel and Secretary

March 21, 1996
                                       25

PROXY
                         CRESTAR FINANCIAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 1996

    The undersigned hereby appoints J. Carter Fox, H. Gordon Leggett, Jr. and G. Gilmer Minor III as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote all shares of Common Stock held of record by the undersigned on March 1, 1996, at the Annual Meeting of Shareholders of Crestar Financial Corporation to be held on April 26, 1996, or any adjournment thereof.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF SIX CLASS III DIRECTORS FOR A TERM OF THREE YEARS: CLASS III
   NOMINEES: CHARLES R. LONGSWORTH, PAUL D. MILLER, FRANK S. ROYAL, RICHARD G. TILGHMAN, L. DUDLEY WALKER AND KAREN HASTIE WILLIAMS.

        ( ) FOR all nominees listed     ( ) WITHHOLD AUTHORITY
            (except as marked               to vote for all nominees
            to the contrary)                listed

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

2. APPROVAL OF THE DIRECTORS' EQUITY PROGRAM.

                  ( )  FOR     ( )  AGAINST   ( )  ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR 1996.

                  ( )  FOR     ( )  AGAINST   ( )  ABSTAIN

                             (CONTINUED ON REVERSE)

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY

THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

NOTE: ADMISSION TO THE ANNUAL MEETING WILL BE LIMITED TO PERSONS WHO ARE LISTED ON THE CORPORATION'S RECORDS AS SHAREHOLDERS AS OF MARCH 1, 1996, OR WHO BRING A STATEMENT FROM A BROKER, BANK OR OTHER INSTITUTION INDICATING THEIR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE.

                                   ____________________________
                                           Signature

                                   ____________________________
                                    Signature if held jointly

                                   Dated ________________, 1996

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign with full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.